PROSPECTUS                                     Pricing Supplement No. 2913
Dated January 10, 1995                         Dated October 24, 1996
PROSPECTUS SUPPLEMENT                          Rule 424(b)(3)-Registration
Dated January 25, 1995                         Statement No. 33-60723

                                     GENERAL ELECTRIC CAPITAL CORPORATION
                                      GLOBAL MEDIUM-TERM NOTES, SERIES A
                                         (Redeemable Fixed Rate Notes)
Trade Date:  October 24, 1996

Settlement Date (Original Issue Date):  October 29, 1996

Maturity Date: October 30, 2006 (subject to earlier redemption, as set forth under "Additional Terms-Redemption")

Principal Amount (in Specified Currency): US$20,000,000

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale.
     For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Agent's Discount or Commission: The Notes will be sold at varying prices to be determined by the Underwriter at the time of each sale.

Net Proceeds to Issuer:  US$20,000,000

Interest Rate Per Annum:  7.00%

Interest Payment Date(s):
     ___  March 15 and September 15 of each year
      x   Other: Monthly on the 30th day of each month, commencing on
             November 30, 1996 (with respect to the period from and including October 29, 1996 to but excluding November 30,
             1996), and ending on the Maturity Date (each period from and including an Interest Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest Payment Date are referred to herein as an "Interest Period")
Form of Notes:
      X  DTC registered        ___ non-DTC registered

Repayment, Redemption and Acceleration

Initial Redemption Date:
     October 30, 1997, and thereafter on any Interest Payment
     Date (See  "Additional Terms--Redemption" below)
Initial Redemption Percentage:  100%
Optional Repayment Date:  Not applicable ("N/A")
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED
IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.
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                                              (Fixed Rate Notes)
                                                       Page 2
                                       Pricing Supplement No. 2913
                                       Dated October 24, 1996
                                       Rule 424(b)(3)-Registration Statement
                                       No. 33-60723

Original Issue Discount:

     Amount of OID:  N/A
     Yield to Maturity:  N/A
     Interest Accrual Date:  N/A
     Initial Accrual Period OID:  N/A

Amortizing Notes:

     Amortization Schedule:  N/A

Dual Currency Notes:

     Face Amount Currency:  N/A
     Optional Payment Currency:  N/A
     Designated Exchange Rate:  N/A
     Option Value Calculation Agent:  N/A
     Option Election Date(s):  N/A

Indexed Notes:

     Currency Base Rate:  N/A
     Determination Agent:  N/A

Additional Terms:

     Interest.

     Accrued interest on the Notes for the Interest Period commencing on the Original Issue Date (the "Initial Interest Period") shall be calculated as described in the Prospectus Supplement under the caption "Interest and Interest Rates-Fixed Rate Notes." Accrued interest on the Notes for each subsequent Interest Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date (other than the Interest Payment Date relating to the Initial Interest Period) will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

     Optional Redemption.

     The Company may at its option elect to redeem the Notes in whole on October 30, 1997 or on any Interest Payment Date thereafter
     (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.
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                                              (Fixed Rate Notes)
                                               Page 3
                                       Pricing Supplement No. 2913
                                       Dated October 24, 1996
                                       Rule 424(b)(3)-Registration Statement
                                       No. 33-60723

     Certain Covenants of the Company.

     As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Additional Information:

     General.

     At June 29, 1996, the Company had outstanding indebtedness totalling $112.517 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 29, 1996 excluding subordinated notes payable after one year was equal to $111.820 billion.

     Consolidated Ratio of Earning to Fixed Charges.

     The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:


      Year Ended December 31,                         Six Months Ended
     1991       1992     1993     1994     1995       June 29,1996
     1.34       1.44     1.62     1.63     1.51       1.52

     For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

     Documents Incorporated by Reference.

     The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December
     31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 29, 1996 and the
     Company's Form 8-K dated June 28, 1996 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.
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                                              (Fixed Rate Notes)
                                               Page 4
                                       Pricing Supplement No. 2913
                                       Dated October 24, 1996
                                       Rule 424(b)(3)-Registration Statement
                                       No. 33-60723

Plan of Distribution:

     The Notes are being purchased by Bear, Stearns & Co. Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.